Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

FIRST FINANCIAL BANKSHARES, INC.

FIRST

First Financial Bankshares, Inc. (the “Corporation”), pursuant to the provisions of Section 3.059 of the Texas Business Organizations Code, hereby adopts this Amended and Restated Certificate of Formation, which accurately copies the Certificate of Formation and all amendments thereto that are in effect to date. The prior Certificate of Formation, as restated and amended by this Amended and Restated Certificate of Formation, is set forth below and contains no other changes in any provisions. For purposes of this document, the prior Certificate of Formation, including all amendments thereto, will be referred to as the Certificate of Formation.

SECOND

The shareholders of the Corporation adopted the following amendments to the Certificate of Formation on the 23rd day of April, 2019:

1.    ARTICLE FOUR of the Certificate of Formation is amended to read as follows:

“The aggregate number of common shares which the corporation shall have authority to issue is TWO HUNDRED MILLION (200,000,000) of the par value of ONE CENT ($0.01) each.”

2.    ARTICLE SIX of the Certificate of Formation is amended to read as follows:

“The number of Directors constituting the current Board of Directors is twelve (12), and the names and addresses of the persons who are currently serving as Directors until the next annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address
April Anthony	6688 N. Central Expressway, Ste. 1300, Dallas, TX 75206
Tucker S. Bridwell	P. O. Box 1616, Abilene, TX 79604
David Copeland	273 Walnut St., Abilene, TX 79601
F. Scott Dueser	P. O. Box 701, Abilene, TX 79604
Murray Edwards	5423 FM 3217, Clyde, TX 79510
Tim Lancaster	4202 78th Street #2, Lubbock, TX 79423
Ronald Giddiens	5808 Pecan Valley, San Angelo, TX 76904
Kade L. Matthews	P. O. Box 1170, Clarendon, TX 79226
Ross H. Smith, Jr.	P. O. Box 1508, Orange, TX 77631
Johnny Trotter	3409 FM 1058, Hereford, TX 79045
Robert Nickles, Jr.	1300 Alegacy Place, Waller, TX 77484
Mike Denny	2825 Pine Street, Abilene, TX 79605”

THIRD

Each statement made in this Amended and Restated Certificate of Formation has been effected in conformity with the Texas Business Organizations Code. This Amended and Restated Certificate of Formation and all amendments made by this Amended and Restated Certificate of Formation were adopted by the shareholders of the Corporation on April 23, 2019, and in accordance with the Texas Business Organizations Code and the governing documents of the Corporation.

FOURTH

The Certificate of Formation and all amendments and supplements thereto are superseded by the following Amended and Restated Certificate of Formation, which accurately copies the entire text of the Certificate of Formation as well as incorporates the amendment set forth above:

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

FIRST FINANCIAL BANKSHARES, INC.

ARTICLE ONE

The name of the corporation is FIRST FINANCIAL BANKSHARES, INC.

ARTICLE TWO

The corporation is formed as a domestic for-profit corporation.

ARTICLE THREE

The purposes for which the corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code.

ARTICLE FOUR

The aggregate number of common shares which the corporation shall have authority to issue is TWO HUNDRED MILLION (200,000,000) of the par value of ONE CENT ($0.01) each.

ARTICLE FIVE

The address of its registered office is 400 Pine Street, Abilene, Texas, USA 79601, and the name of its registered agent at such address is F. Scott Dueser.

ARTICLE SIX

The number of Directors constituting the current Board of Directors is twelve (12), and the names and addresses of the persons who are currently serving as Directors until the next annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address
April Anthony	6688 N. Central Expressway, Ste. 1300, Dallas, TX 75206
Tucker S. Bridwell	P. O. Box 1616, Abilene, TX 79604
David Copeland	273 Walnut St., Abilene, TX 79601
F. Scott Dueser	P. O. Box 701, Abilene, TX 79604
Murray Edwards	5423 FM 3217, Clyde, TX 79510
Tim Lancaster	4202 78th Street #2, Lubbock, TX 79423
Ronald Giddiens	5808 Pecan Valley, San Angelo, TX 76904
Kade L. Matthews	P. O. Box 1170, Clarendon, TX 79226
Ross H. Smith, Jr.	P. O. Box 1508, Orange, TX 77631
Johnny Trotter	3409 FM 1058, Hereford, TX 79045
Robert Nickles, Jr.	1300 Alegacy Place, Waller, TX 77484
Mike Denny	2825 Pine Street, Abilene, TX 79605

ARTICLE SEVEN

The right of every shareholder to cumulatively vote shares is denied.

ARTICLE EIGHT

The preemptive rights of every shareholder to acquire unissued or treasury shares of the corporation is denied.

ARTICLE NINE

To the fullest extent not prohibited by applicable laws as presently or hereafter in effect, no person shall be liable to the corporation or its shareholders for monetary damages for or with respect to any acts or omissions in his or her capacity as a Director of the corporation, except liability for (i) a breach of a Director’s duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director’s office, (iv) an act or omission for which the liability of a Director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

Each person, his or her heirs, executors, personal representatives and estate, shall be indemnified by the corporation for all expenses incurred in connection with any action, suit, proceeding or claim to which he or she shall be named a party or otherwise be a participant by virtue of being or having been or agreeing to become (i) a Director, officer, employee or agent of the corporation and/or (ii) a Director, officer, employee or agent of any corporation or organization at the request of the corporation. Such indemnity shall be provided to the fullest extent not prohibited by applicable laws presently in effect or as may hereafter be amended. Indemnity shall include, but not be limited to the advancement of expenses and payment of all loss, liability and expenses. Provided, however, that no person shall be indemnified for amounts paid in settlement unless the terms and conditions of said settlement have been consented to by the corporation. Further, no indemnification of employees or agents of the corporation (other than Directors and officers) will be made without express authorization of the corporation’s Board of Directors.

The corporation may, upon the affirmative vote of the majority of its Board of Directors, purchase insurance for the purpose of securing the indemnification of its Directors, officers and other employees to the extent that such indemnification is allowed in this Article. Such insurance may, but need not, be for the benefit of all Directors, officers or employees, and the purchase of any such insurance shall in no way limit the indemnification provisions of the preceding paragraph. Provided, however, that such insurance shall not include coverage for a formal order assessing civil money penalties against a Director or employee of the corporation arising out of an administrative proceeding or action by an appropriate bank regulatory agency.

No repeal of or amendment to this Article Nine shall have any effect with respect to the liability or alleged liability of any Director occurring prior to such amendment or to the acts or omissions or rights to indemnity of any person occurring prior to such repeal or amendment.

The term “Director” in this Article Nine shall include Advisory Directors and Directors Emeritus and Inside Directors serving in a post retirement capacity, as such terms are or may hereafter be defined in the Bylaws of the Company.

FIRST FINANCIAL BANKSHARES, INC.

By:	/s/ F. Scott Dueser
F. Scott Dueser, President

Dated: April 23, 2019